Exhibit 99.1

China Marketing Media Holdings, Inc. Announces Sale of Its Subsidiary, Shenzhen Media Investment, and Certain Intra-Company Equity Transfers

BEIJING, CHINA, December 29, 2011. – In accordance with the agreement signed on December 26, 2011, Shenzhen New Media Consulting Co. Ltd (“SNMC”), an indirectly owned subsidiary of China Marketing Media Holdings, Inc. (China Marketing Media or "the Company") (OTCBB: CMKM), has announced the sale of its subsidiary, Shenzhen Media Investment Co. Ltd. (“SMI” ). Under the Agreement, Bin Li, a related party and a former director of the Company, and Feng Yu, an individual shareholder, acquired 90% and 10% of equity interest in the entity, respectively.

The sale price was approximately USD$5.5million for the 90% equity interest to Bin Li and approximately USD$0.61 million for the 10% equity interest to Feng Yu.

To facilitate the foregoing disposition of SMI, SNMC entered into certain intra-company equity transfer agreements on December 23, 2011 with SMI, pursuant to which SMI transferred its 10% equity interest in Beijing Orient Converge Human Resources Management Center Co. Ltd., its 98% equity interest in Beijing Media Management Consultation Company (“BMMC”) and its 30% equity interest in Shenzhen Directory Marketing Management Co. Ltd., all of which, prior to the disposition were the Company’s subsidiaries, in consideration for approximately USD$0.8 million, USD$0.15 million and USD$2.4 million, respectively, to SNMC. In addition, Wengao Luo, a member of the Company’s Board, agreed to transfer all of his 2% equity interest in BMMC to SNMC in consideration for approximately USD$3,141.

“China Marketing Media has been pursuing a strategy to expand its consulting service to the needs of the clients in the sales and marketing fields. “SMI” has been suffering losses or barely broke-even since 2008. The Company anticipates that the sale of the interest will enable the Company to focus on the growth of its magazine and advertizing business,” declared Yingsheng Li, Chairman and CEO of China Marketing Media.

About China Marketing Media Holdings, Inc.

China Marketing Media Holdings, Inc. (OTCBB: CMKM), headquartered in Beijing, China, through its indirect Chinese subsidiaries, is engaged in the business of selling magazines and advertising space in its magazines, as well as providing sales and marketing consulting services.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements”. All statements other than statements of historical fact included herein are "forward -looking statements" including statements regarding: product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and any other statements of non-historical information.  These forward looking statements are often identified by the use of forward -looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties.  Although the Company believes that the expectations reflected in these forward -looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward -looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward -looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward -looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward -looking statements.

For investor and media inquiries, please contact:
Pearl Peri, CFO
zzperi@hotmail.com